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                                                                       EXHIBIT 6

MORGAN STANLEY

                                                     MORGAN STANLEY & CO.
                                                     INCORPORATED
                                                     1251 AVENUE OF THE AMERICAS
                                                     NEW YORK, NEW YORK 10020
                                                     (212) 703-4000

                                                     August 8, 1995

Board of Directors
EMPHESYS Financial Group, Inc.
1100 Employers Boulevard
Green Bay, WI 54344

Members of the Board:

We understand that EMPHESYS Financial Group, Inc. ("EMPHESYS" or the "Company"), Humana, Inc. ("Humana") and HEW, Inc., a wholly owned subsidiary of Humana ("Humana Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated August 7, 1995 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Humana Sub of a tender offer (the "Tender Offer") for all issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock") of EMPHESYS for $37.50 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Humana Sub with and into the Company. Pursuant to the Merger, EMPHESYS will become a wholly owned subsidiary of Humana and each issued and outstanding share of Common Stock, other than shares held in treasury or held by Humana and its affiliates or as to which dissenters' rights have been perfected, will be converted into the right to receive $37.50 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Humana and its affiliates).

For purposes of the opinion set forth herein, we have:

(i) analyzed certain publicly available financial statements and other information of the Company;

(ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain financial projections for 1995, 1996 and 1997 fiscal years prepared by the management of the Company;

(iv) discussed the results of the first and second quarter of 1995, the past and current operations, financial condition and the prospects of the Company with senior executives of the Company;

(v)   reviewed the reported prices and trading activity for the Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;
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                                                            MORGAN STANLEY

     EMPHESYS Financial Group, Inc.
     August 8, 1995
     Page 2

(vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(viii) participated in discussions and negotiations among representatives of the Company, Humana, and their financial and legal advisors;

(ix) reviewed the Merger Agreement dated August 7, 1995 and certain related documents; and

(x)    performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets and liabilities of the Company, nor have we been furnished with such appraisal. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of EMPHESYS in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financial services for the Company and Humana and have received fees for the rendering of these services.

Although Morgan Stanley reviewed the stock option and voting agreement entered into between Lincoln National Corporation ("LNC") and Humana, we did not represent LNC in this transaction, nor did we participate in the negotiation between LNC and Humana.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. In addition, we express no opinion and make no recommendation as to whether or not holders of Common Stock elect to tender his or her shares pursuant to the Tender Offer.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Humana and its affiliates).

                                 Very truly yours,
                                 MORGAN STANLEY & CO. INCORPORATED

                                 By: /s/ Charles R. Cory
                                    Charles R. Cory
                                    Managing Director